Exhibit 99.1

KIRBY CORPORATION

Contact: Matt Kerin

713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES SECOND QUARTER 2026 RESULTS

•
Second quarter 2026 earnings per share of $1.67, in line with the prior year and up 11% sequentially
•
Marine transportation revenues increased 9% year-over-year as market fundamentals strengthened, supported by strong customer demand and healthy utilization across the portfolio
•
Distribution and services revenues grew 6% year-over-year, driven by continued growth in power generation and strong commercial and industrial activity
•
Returned $59.7 million of capital to shareholders through share repurchases during the second quarter of 2026 at an average share price of $142.38, and an additional $29.0 million during the third quarter of 2026 to date at an average share price of $139.92
•
Expects results to trend toward the upper end of the full-year earnings per share growth guidance range of 5% - 15% based on current market conditions

HOUSTON, July 29, 2026 – Kirby Corporation (“Kirby” or “the Company”) (NYSE: KEX) today announced net earnings attributable to Kirby for the second quarter ended June 30, 2026, of $89.7 million, or $1.67 per share, compared with earnings of $94.3 million, or $1.67 per share, for the 2025 second quarter. Total revenues for the 2026 second quarter were $922.4 million compared with $855.5 million for the 2025 second quarter.

David Grzebinski, Kirby’s Chief Executive Officer, commented, "Our second quarter results reflected strong execution across both businesses, driving an 11% sequential increase in earnings per share. In marine transportation, the inland market continued to strengthen, supported by steady customer demand, healthy barge utilization, and pricing improvements across both term contract renewals and spot market activity. While marine transportation margins were impacted by previously disclosed fuel cost headwinds in inland marine and elevated shipyard activity in coastal marine, customer demand remained healthy and overall marine transportation conditions were constructive during the quarter. In distribution and services, results benefited from continued demand growth in power generation and sustained growth in commercial and industrial markets. Overall, our businesses performed well during the quarter and delivered solid results, reflecting healthy end-market conditions and a continued focus on operational excellence.”

“In inland marine, market fundamentals remained constructive during the quarter, supported by strong refinery utilization, favorable customer activity, and barge utilization in the low-90% range. Spot market rates improved sequentially during the quarter, while term contract renewals increased in the low-single digits compared with the prior year. As previously communicated, rising fuel costs created a near-term headwind to margins during the quarter; however, cost escalators and rate recovery mechanisms are expected to reverse this margin headwind in the third quarter. The combination of steady demand, improving pricing, and disciplined execution supported operating margins in the high-teens range.”

“In coastal marine, customer demand remained healthy, with barge utilization in the high-90% range. However, market-specific dynamics affecting smaller-capacity ATBs in the 80,000 to 100,000 barrel range led to low-single-digit declines in term contract renewal rates year-over-year. Despite these pressures, second quarter coastal revenues increased 10% year-over-year. Operating margins were in the low-to-mid-teens range, primarily due to elevated shipyard activity.”

“In distribution and services, results reflected strong performance across several end markets. Second quarter revenues increased 6% year-over-year, driven by strong demand for behind-the-meter and backup power generation solutions and continued growth in commercial and industrial activity. Oil and gas activity also improved compared with the first quarter of 2026. Overall, the segment delivered solid results across its portfolio, demonstrating the strength of the Company’s market positions and momentum in several key growth areas,” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2026 second quarter were $537.0 million compared with $492.6 million for the 2025 second quarter. Operating income for the 2026 second quarter was $87.8 million compared with $99.1 million for the 2025 second quarter. Operating margin for the 2026 second quarter was 16.4% compared with 20.1% for the 2025 second quarter.

In inland marine, average barge utilization was in the low-90% range during the second quarter of 2026. Average spot market rates increased in the low-to-mid-single digit range sequentially during the quarter, reflecting improving market fundamentals. Term contract renewals increased in the low-single-digit range on average compared with the prior year. The inland market represented 80% of segment revenues in the second quarter of 2026. Inland operating margins were in the high-teens range, reflecting the impact of previously disclosed fuel cost headwinds.

In coastal marine, market activity remained strong, with barge utilization in the high-90% range. Coastal marine revenues increased 10% year-over-year and operating margins were in the low-to-mid-teens range, primarily reflecting a higher number of planned shipyard days during the quarter. While overall market conditions remained favorable, term contract renewals decreased in the low-single-digit range on average compared with the prior year, reflecting increased vessel availability in the 80,000 to 100,000 barrel ATB market. Coastal marine represented approximately 20% of segment revenues in the second quarter of 2026.

Segment Results – Distribution and Services

Distribution and services revenues for the 2026 second quarter were $385.4 million compared with $362.9 million for the 2025 second quarter. Operating income for the 2026 second quarter was $38.2 million compared with $35.4 million for the 2025 second quarter. Operating margin was 9.9% for the 2026 second quarter compared with 9.8% for the 2025 second quarter.

In the power generation market, revenues increased 8% and operating income increased 27% compared with the 2025 second quarter, reflecting continued demand for behind-the-meter and backup power solutions and solid execution despite ongoing OEM-related supply constraints. Order activity remained strong, driven by demand from data center and industrial customers. Power generation represented approximately 40% of segment revenues for the quarter, with operating margins in the high-single-digit range.

In the commercial and industrial market, revenues increased 12% and operating income increased 11% compared with the 2025 second quarter, primarily reflecting strong marine repair activity and healthy demand across other industrial end markets. Commercial and industrial represented approximately 50% of segment revenues for the quarter, with operating margins in the low-double-digit range.

In the oil and gas market, revenues decreased 17% and operating income decreased 45% compared with the 2025 second quarter; however, revenues and operating income increased 20% and 67%, respectively, on a sequential basis, reflecting improved demand for parts and services. Oil and gas revenues represented approximately 10% of segment revenues for the quarter, with operating margins in the mid-to-high-single-digit range.

Financial Highlights

For the 2026 second quarter, EBITDA (non-GAAP) was $199.7 million compared with $202.2 million for the 2025 second quarter. During the quarter, net cash provided by operating activities was $72.2 million, and capital expenditures were $71.5 million, resulting in free cash flow (non-GAAP) of $0.7 million. Working capital requirements were elevated during the quarter, primarily reflecting stronger business activity across both segments, including continued growth in power generation, timing of collections and shipments, and higher fuel-related receivables in marine transportation. In the 2026 second quarter, Kirby returned $59.7 million of capital through share repurchases at an average share price of $142.38. Additionally, the Company repurchased $29.0 million of shares during the third quarter of 2026 to date at an average share price of $139.92. As of June 30, 2026, the Company had $39.0 million of cash and cash equivalents and $565.9 million of liquidity available. Total debt was $1,037.3 million and the debt-to-capitalization ratio was 23.1%.

2026 Outlook

Commenting on the outlook for the remainder of 2026, Mr. Grzebinski stated, "As we enter the second half of 2026, we remain encouraged by the momentum across our businesses. Inland marine fundamentals continue to strengthen, supported by healthy utilization and improving pricing, while power generation remains a significant contributor to growth in distribution and services. Backed by our market-leading positions and disciplined operating approach, we believe Kirby is well positioned to capitalize on opportunities across our end markets and deliver solid performance in the second half of the year. Based on current market conditions, we remain comfortable with our full-year earnings per share growth guidance of 5% to 15% and currently expect results to trend toward the upper end of the range."

In inland marine, market fundamentals remain constructive, supported by strong refinery utilization and healthy petrochemical activity. Barge utilization is expected to remain in the low-90% range, while both spot pricing and term contract renewal rates are expected to improve further during the second half of the year. Overall, inland revenues are expected to grow in the mid-to-high-single-digit range, with operating margins expected to be in the high-teens to low-20% range for the full year.

In coastal marine, customer demand remains strong and barge utilization is expected to be in the high-90% range. While certain contract renewals during the second quarter reflected market-specific dynamics, pricing trends are expected to remain healthy as the year progresses. Overall, revenues are expected to increase in the mid-single-digit range for the full year, with operating margins expected to be in the mid-to-high-teens range.

In distribution and services, ongoing growth in power generation and strong marine repair activity are expected to continue driving segment results. In power generation, order momentum remains strong, supported by data center demand and the need for behind‑the‑meter and backup power solutions. While OEM engine delivery timing continues to create some variability in quarterly results, underlying customer demand remains robust. In commercial and industrial, marine repair demand is expected to remain healthy, while on‑highway activity remains constrained. In oil and gas, activity is expected to remain subdued, although market conditions have improved modestly from recent lows. Overall, the Company expects segment revenues to be up mid-single digits for the full year, with operating margins in the mid-to-high‑single‑digits.

The Company expects to generate net cash provided by operating activities of $575 million to $675 million in 2026 and capital spending is expected to range from $220 million to $260 million. Approximately $170 million to $210 million is expected to be allocated to marine maintenance capital and improvements to existing inland and coastal marine equipment, and facility improvements. Up to approximately $65 million is expected to be allocated to growth capital spending across both of our businesses.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Daylight Time today, Wednesday, July 29, 2026, to discuss the 2026 second quarter performance as well as the outlook for 2026. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release additionally includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2025 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2025 and quarterly report on Form 10-Q for the quarter ended March 31, 2026.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator, transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products, and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides equipment, after-market parts and services for power generation systems in applications that include behind the meter power systems and emergency backup systems, after-market and genuine replacement parts and services for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and controls systems, and related equipment used in power generation, marine, on-highway, oilfield services, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high-capacity lift trucks, construction equipment, and refrigeration trailers for use in a variety of industrial markets. Kirby also manufactures and remanufactures specialized equipment, including pressure pumping units and electric fracturing systems, electric power generation equipment, and specialized electrical distribution and control equipment for data centers, oilfield service, railroad, and other industrial customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2026	2025	2026	2025
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$536,974	$492,562	$1,034,157	$968,711
Distribution and services	385,425	362,893	732,341	672,403
Total revenues	922,399	855,455	1,766,498	1,641,114

Costs and expenses:
Costs of sales and operating expenses	631,599	563,238	1,190,128	1,075,574
Selling, general and administrative	88,709	85,846	189,969	181,133
Taxes, other than on income	10,081	10,542	19,933	19,372
Depreciation and amortization	70,361	65,670	138,599	129,400
Gain on disposition of assets	(708)	(1,687)	(2,161)	(1,757)
Total costs and expenses	800,042	723,609	1,536,468	1,403,722
Operating income	122,357	131,846	230,030	237,392
Other income	7,027	4,812	14,308	10,146
Interest expense	(10,977)	(12,730)	(21,227)	(23,267)
Earnings before taxes on income	118,407	123,928	223,111	224,271
Provision for taxes on income	(28,609)	(29,550)	(51,987)	(53,623)
Net earnings	89,798	94,378	171,124	170,648
Net earnings attributable to noncontrolling interests	(69)	(101)	(198)	(385)
Net earnings attributable to Kirby	$89,729	$94,277	$170,926	$170,263
Net earnings per share attributable to Kirby common stockholders:
Basic	$1.68	$1.68	$3.19	$3.01
Diluted	$1.67	$1.67	$3.17	$2.99
Common stock outstanding (in thousands):
Basic	53,375	56,105	53,518	56,520
Diluted	53,696	56,437	53,854	56,869

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2026	2025	2026	2025
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$89,729	$94,277	$170,926	$170,263
Interest expense	10,977	12,730	21,227	23,267
Provision for taxes on income	28,609	29,550	51,987	53,623
Depreciation and amortization	70,361	65,670	138,599	129,400
	$199,676	$202,227	$382,739	$376,553

Capital expenditures	$71,508	$71,473	$119,764	$150,160
Acquisitions of businesses and marine equipment	$14,400	$—	$95,800	$97,250

	June 30, 2026	December 31, 2025
	(unaudited, $ in thousands)
Cash and cash equivalents	$38,955	$78,775
Long-term debt, including current portion	$1,037,348	$919,281
Total equity	$3,444,994	$3,382,793
Debt to capitalization ratio	23.1%	21.4%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2026	2025	2026	2025
	(unaudited, $ in thousands)
Marine transportation revenues	$536,974	$492,562	$1,034,157	$968,711

Costs and expenses:
Costs of sales and operating expenses	348,465	298,789	649,289	589,776
Selling, general and administrative	35,463	33,415	79,264	73,869
Taxes, other than on income	7,652	8,124	15,219	14,576
Depreciation and amortization	57,592	53,182	112,928	104,854
Total costs and expenses	449,172	393,510	856,700	783,075

Operating income	$87,802	$99,052	$177,457	$185,636
Operating margin	16.4%	20.1%	17.2%	19.2%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2026	2025	2026	2025
	(unaudited, $ in thousands)
Distribution and services revenues	$385,425	$362,893	$732,341	$672,403

Costs and expenses:
Costs of sales and operating expenses	282,714	264,331	539,998	486,559
Selling, general and administrative	51,431	50,054	104,502	102,073
Taxes, other than on income	2,406	2,391	4,667	4,744
Depreciation and amortization	10,723	10,682	21,677	21,001
Total costs and expenses	347,274	327,458	670,844	614,377

Operating income	$38,151	$35,435	$61,497	$58,026
Operating margin	9.9%	9.8%	8.4%	8.6%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2026	2025	2026	2025
	(unaudited, $ in thousands)
General corporate expenses	$4,304	$4,328	$11,085	$8,027

Gain on disposition of assets	$(708)	$(1,687)	$(2,161)	$(1,757)

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Second Quarter		Six Months
	2026	2025(3)	2026	2025(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$72.2	$94.0	$169.9	$130.5
Less: Capital expenditures	(71.5)	(71.5)	(119.8)	(150.2)
Free cash flow(2)	$0.7	$22.5	$50.1	$(19.7)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2026	2025	2026	2025
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,857	3,659	7,648	6,988
Revenue/Ton Mile (cents/tm) (5)	11.2	10.9	10.8	11.3
Towboats operated (average) (6)	291	290	287	290
Delay Days (7)	2,567	3,320	5,831	7,349
Average cost per gallon of fuel consumed	$4.23	$2.35	$3.26	$2.45

Barges (active):
Inland tank barges			1,134	1,109
Coastal tank barges			27	28
Offshore dry-cargo barges			2	3
Barrel capacities (in millions):
Inland tank barges			25.2	24.5
Coastal tank barges			2.9	2.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in calculating performance compensation pursuant to Kirby’s annual incentive plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s annual report on Form 10-K for the year ended December 31, 2025, and its quarterly report on Form 10-Q for the quarter ended June 30, 2025 for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Second quarter 2026 inland marine transportation revenues of $431.9 million divided by 3,857 million inland marine transportation ton miles = 11.2 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.